Exhibit 99.1

Nara Bank, Corporate Administration
3701 Wilshire Blvd., Suite 220, Los Angeles, CA 90010	Tel (213) 235-3000	Fax (213) 235-3033

June 29, 2005

Alvin D. Kang

1222 Stonewood Court

San Pedro, California 90732

Dear Mr. Kang:

It is a pleasure to extend an offer of employment made to you for the position of Executive Vice President - Chief Financial Officer for Nara Bancorp, Inc. (the “Holding Company”) as well as its wholly owned subsidiary Nara Bank, National Association (the “Bank).  You will report to the President and Chief Executive Officer of the Holding Company and the Bank, Mr. Ho Yang.  This offer letter shall outline the general terms of employment.

Position:	Executive Vice President - Chief Financial Officer of Nara Bancorp and Nara Bank

Base Salary:	$19,166.67 per month ($230,000.00 per year*).

Profit Sharing:

You will be eligible to receive annual profit sharing payments based on an agreed upon formula.** The amount of profit sharing shall be capped at 75% of base salary. (For the remainder of year 2005, the minimum payment shall be fixed at $60,000.00.)

Stock Options:

The Bank shall recommend to the Board of Directors that you be provided with an option to purchase 80,000 shares of common stock of Nara Bancorp, Inc., at a price established on the first day of your employment. Such options shall vest over five years at 20% a year on each anniversary day of the employment. All other terms relating to the granting and issuing of such options shall be governed by the terms of the Stock Option Plan, under which the options are granted.

Benefits:

You will be eligible to participate in any life insurance benefits, as well as medical, dental, vision, disability, pension, ESOP, and other employee benefits plans on the same basis as the executive officers of the Bank. In addition, you will be entitled to three weeks of vacation per year. All other leave including holidays, sick leave, and short-term disability shall be granted in accordance with the Bank’s policies.

Auto Allowance:	You will be provided with an automobile allowance of $900 per month.

Start Date:	No later than August 1, 2005

At-Will Employment:

You understand and agree that your employment with the Bank will be on an “at-will” basis. This means that you may resign from employment with the Bank at any time, with or without notice or cause. The Bank may terminate your employment at any time, with or without notice or cause. Except for your termination for cause, death or disability, you shall be entitled to receive severance in the amount of twelve months base salary in the event that your employment is terminated by the Bank during the initial two years of your employment. Should your position be eliminated or your duties be substantially changed as a result of change of control of the ownership of the Holding Company, you shall be entitled to receive twelve (12) months base salary, payable in lump sum or over a period not to exceed 12 months at your option.

Complete Agreement:

This Letter Agreement constitutes and contains the entire agreement and final understanding concerning your employment with the Bank. The agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement. The agreement supersedes all other prior agreements, understandings, representations, and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof and thereof. Any representation, promise, or agreement not specifically included in the agreement shall not be binding upon or enforceable against either party.

Governing Law:	This Letter Agreement shall be governed by and in accordance with the laws of the State of California.

Amendment; Waiver:

This Letter Agreement may not be changed or modified except by a written document signed by you and the Chief Executive Officer of the Bank. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

Notices:

All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section.

If to Nara Bank, National Association to:
Nara Bancorp, Inc.
3701 Wilshire Blvd. Suite 220
Los Angeles, California 990010
Attention:  Chief Executive Officer
Telephone: (213) 427-6313
Facsimile: (213) 427-6312

If to Executive, to: Alvin D. Kang 1222 Stonewood Court San Pedro, California 90732

Telephone: (310) 2210465

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

Very truly yours,

/s/ Ho Yang
Ho Yang
President and Chief Executive Officer
Nara Bancorp, Inc.

Please acknowledge your acceptance of this offer and return a copy to me at the address on the bottom of this Letter Agreement.

/s/ Alvin D. Kang	6.30.05
Alvin D. Kang	Date

*   No summer & winter bonuses will be included in the base salary as you are not eligible.

** Formula: 2% of Nara Bancorp’s consolidated pre tax earnings in excess of 20% of the Nara Bancorp’s consolidated previous year – end’s stockholder’s equity, exluding unrealized gain (loss).